EXHIBIT 4.2
RULES
OF THE
OSI PHARMACEUTICALS
SAVINGS-RELATED SHARE OPTION SCHEME
(as amended by the
Board of Directors of OSI Pharmaceuticals (UK) Limited
on the 7th day of June 2005)

INDEX

1	Definitions and Interpretation	1

2	Invitations to apply for Options	6

3	Scaling Down	7

4	Grant of Options	8

5	Dealings in Options	8

6	Limits on Grant of Options	9

7	Exercise of Options	9

8	Lapse of Options	10

9	Takeovers	12

10	Variation of Share Capital	14

11	Manner of Exercise of Options	14

12	Alteration of the Rules	16

13	Employment	16

14	Administration	16
Appendices
Letter of Invitation
Form of Application
Option Certificate
Notice of Exercise of Option

RULES OF THE OSI PHARMACEUTICALS
SAVINGS-RELATED SHARE OPTION SCHEME
1	Definitions and Interpretation
1.1	In these Rules, including these definitions, the following words and expressions shall except insofar as the context otherwise requires have the meanings set opposite them respectively:-

Acquiring Company	a company which has obtained control of OSI in terms of Rule 9.1

Acquisition Price	the price at which each Share subject to an Option may be acquired on the exercise of that Option which shall, subject to Rule 10, be the higher of:-
(a)	the nominal (ie par) value of a Share; and
(b)	such price as the Board shall determine but being not less than 80% of the Market Value of a Share on the day the invitation to apply for that Option was issued pursuant to Rule 2.

Act	the Income and Corporation Taxes Act 1988.

Appropriate Period	the meaning given in paragraph 15(2) of Schedule 9

Associated Company	the meaning given in Paragraph 23 of Schedule 9 by virtue of Section 187 of the Act

Auditors	the auditors of OSI (acting as experts and not as arbiters)

Board	the board of directors of OSI or, except in Rule 14.3, a duly authorised committee thereof

Bonus Date	the earliest date on which a bonus is payable under the Savings Contract

Commencement Date	the date on which the Company shall receive notice that the Inland Revenue has formally approved the Scheme under Schedule 9

Company	OSI Pharmaceuticals (UK) Limited (formerly known as Aston Molecules) with registered number 1709877

Control	the meaning given in Section 840 of the Act

Date of Grant	the date on which the application for an Option is accepted in accordance with Rule 4

Eligible Employee	any director or employee of any Participating Company who
(a)	has on the day preceding the date of issue of the relevant invitations pursuant to Rule 2.1 been a director or employee for such minimum qualifying period not exceeding five years immediately prior to the Date of Grant as the Board may from time to time determine, and
(b)	is chargeable to tax in respect of his office or employment under Case I of Schedule E of the Act; and
(c)	in the case of a director, normally devotes to his duties twenty five hours or more per week and any other director or employee of any Participating Company who is nominated by the Board to be an Eligible Employee

Market Value	on any day the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of the Scheme with Shares Valuation Division of the Inland Revenue as being valid at the date of an invitation to participate pursuant to Rule 2.

Maximum Contribution in relation to any invitation the lower of:-
(a)	the maximum aggregate amount of monthly contributions to Savings Contracts permitted by Paragraph 24(2)(a) of Schedule 9; and

(b)	such amount, being a multiple of £1 and not less than £5, as the Board shall determine

Nasdaq	the US NASDAQ National Market System

Option	a right granted in accordance with the Rules to subscribe for or acquire Shares

Option Holder	an individual to whom an Option has been granted or, if that individual has died, his executors or personal representatives

OSI	OSI Pharmaceuticals, Inc

Participating Company	the Company and any other company of which OSI has Control and which is nominated by the Board to be a Participating Company

Rules	these rules as altered or varied from time to time

Savings Contract	a contract under a certified contractual savings scheme within the meaning of Section 326 of the Act which has been approved by the Board of Inland Revenue pursuant to Paragraph 16 of Schedule 9

Schedule 9	Schedule 9 to the Act

Scheme	the savings-related share option scheme constituted and governed by the Rules

Share	a common share in the capital of OSI which satisfies the conditions specified in Paragraphs 10 to 14 inclusive of Schedule 9

Specified Age	65 years of age
1.2	In these Rules, except in so far as the context otherwise requires:-
1.2.1	words denoting the singular shall include the plural and vice versa;

1.2.2	words denoting the masculine gender shall include feminine gender; and

1.2.3	any reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.
2 Invitations to apply for Options
2.1	The Board may at any time invite every Eligible Employee to apply for the grant of an Option to acquire Shares.

No invitation may be made after the tenth anniversary of the Commencement Date.

2.2	Each invitation shall specify:-

2.2.1	the date, being not less than fourteen days after the issue of the invitation, by which an application for the grant of an Option must be made;

2.2.2	the Acquisition Price at which Shares may be acquired on the exercise of any Option granted in response to the applications;

2.2.3	the amount of the Maximum Contribution.
2.3	Each invitation shall specify, for the purposes of the Scheme that the Eligible Employee will require to enter into a three year Savings Contract.

2.4	Each invitation shall be accompanied by a proposal form for a Savings Contract and a form of application for option in such form as the Board shall from time to time prescribe which shall provide for the applicant to state:-
2.4.1	the monthly savings contribution (being a multiple of £1.00 and not less than £5) which he wishes to make under the related Savings Contract; and

2.4.2	that his proposed monthly savings contribution will not exceed the Maximum Contribution and will not, when added to any monthly savings contributions then being made under any other Savings Contract linked to an option granted under the Scheme or any other scheme approved under Section 9, exceed the maximum amount of monthly contributions to Savings Contracts permitted by Paragraph 24(2)(a) of Schedule 9;
2.5	Each application shall be deemed to be an application for an Option to acquire the largest whole number of Shares which can be bought at the Acquisition Price with the expected repayment under the related Savings Contract at the Bonus Date.
3 Scaling Down
3.1	If the Board receives valid applications for Options to acquire an aggregate number of Shares which exceeds the limit fixed under Rule 6.1 in respect of that invitation, then the Board shall apply such one or more of the following scaling down methods in such manner as the Board shall in its discretion consider appropriate to the extent necessary to eliminate the excess:-
3.1.1	the monthly savings contributions chosen by each applicant shall be reduced pro rata, except that no such contribution shall be reduced to below £5;

3.1.2	each election for a bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for no bonuses to be so included;

3.1.3	applications will be selected by lot, each based on a monthly savings contribution of £5.00 and the inclusion of no bonus in the repayment under the Savings Contract; and

3.1.4	any other method which the Board shall consider appropriate and is acceptable to the Inland Revenue.
3.2	Each application for an Option shall be deemed to have been modified or withdrawn to the extent necessary to take account or the application of Rule 3.1, and the Board shall alter and/or complete each Savings Contract proposal form in such manner as may be necessary to reflect any resulting change in Bonus Date and/or reduction in monthly savings contributions.
4 Grant of Options
4.1	Not later than the thirtieth day (or, where the provisions of Rule 3 apply, not later than the forty-second day) following the date on which the invitation mentioned in Rule 2.2 was issued the Board shall grant, or shall procure that there is granted to each applicant who is still an Eligible Employee and is not precluded from participation in the Scheme by virtue of Paragraph 8 of Schedule 9 an Option to acquire the number of Shares for which, in accordance with Rule 2.5 and Rule 3, he is deemed to have applied.

4.2	As soon as possible after Options have been granted the Board shall issue or procure that there is issued a certificate of Option in respect of each Option in such form as the Board may determine.
5 Dealings in Options
5.1	No Option may be transferred, assigned or charged in any way. If any attempt is made to transfer, assign or charge any Option shall lapse immediately. Each Option certificate shall carry a statement to this effect. Nothing in this Rule shall detract from the rights or the executors or personal representatives of a deceased Option Holder under the Rules to exercise his Option in his place.

5.2	Any Option Holder may at any time within the period of 30 days after the grant to him of an Option disclaim such Option in whole or in part by giving notice to the Company to that effect. To the extent that an Option is disclaimed, it shall be deemed never to have been granted. No consideration shall be payable for any such disclaimer.

5.3	Any Option Holder may surrender any Option at any time.
6 Limits on Grants of Options
6.1	The Board shall, before issuing invitations on any occasions, fix a limit on the number of Shares which are to be available in respect of that invitation in order to ensure that Shares remain available for subsequent invitations.

6.2	No Option shall be granted to an Eligible Employee if the monthly savings contribution under the related Savings Contract, when added to the monthly savings contributions then being made under any other Savings Contract, would exceed the maximum for the time being supplied in Paragraph 24(2)(a) of Schedule 9.
7 Exercise of Options
7.1	Subject to the provisions of Rule 11, any Option may be exercised in whole or in part at any time following the earliest to occur of the following events

7.1.1	the Bonus Date

7.1.2	the death of the Option Holder

7.1.3	the Option Holder ceasing to be a Director or employee of any Participating Company by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1997 or retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment

7.1.4	the Option Holder ceasing to hold an office or employment by virtue of which he is eligible to participate in the Scheme by reason only that:-
7.1.4.1	the office or employment is in a company of which OSI ceases to have control; or

7.1.4.2	the office or employment relates to a business or part of a business which is transferred to an entity which is neither an Associated Company of the Company nor a company of which the Company has Control.
7.1.5	the Option becoming exercisable in accordance with Rule 9
7.2	If at the Bonus Date an Option Holder holds an office or employment in a company which is not a Participating Company but which is:-
7.2.1	an Associated Company of the Company; or

7.2.2	a company of which the Company has Control

the Option may be exercised in whole or in part after the Bonus Date.
7.3	No person shall for the purposes of Rule 7 and Rule 8 be treated as ceasing to be employed by any Participating Company until he is no longer employed by the Company, any Associated Company or company of which the Company has Control.
8 Lapse of Options
8.1	An Option shall lapse on the earliest to occur of the following events:-
8.1.1	except where the Option Holder has died, the expiry of six months following the Bonus Date;

8.1.2	where the Option Holder dies during the six months following the Bonus Date, the first anniversary of the Bonus Date;

8.1.3	where the Option Holder had died before the Bonus Date, the first anniversary of his death;

8.1.4	unless the Option Holder had died, the expiry of six months after the Option has become exercisable by virtue of Rule 7.1.3 or Rule 7.1.4;

8.1.5	the expiry of six months after the Option has become exercisable in accordance with Rule 9 (subject always to the provisions of Rule 9.5);

8.1.6	the Option Holder ceasing to be a Director or employee of any Participating Company in circumstances in which the Option does not become exercisable;

8.1.7	the Option Holder being adjudicated bankrupt or declared apparently insolvent; and

8.1.8	if before an Option is capable of exercise the Option Holder stops or gives notice that he intends to stop paying the monthly contributions under the Savings Contract, or is deemed under the terms of the Savings Contract to have given such notice, or if he makes an application for repayment of the contributions made by him to the Savings Contract.

8.2	If an Option Holder continues to be employed by a Participating Company after the date on which he reaches the Specified Age he may exercise any Option within six months following that date.
9 Takeovers
9.1	If any person obtains Control of OSI as a result of making:-
9.1.1	a general offer to acquire the whole of the issued common share capital of OSI (other than that which is already owned by such person) which is made on a condition such that if it is satisfied the person making the offer will have Control of OSI; or

9.1.2	a general offer to acquire all the shares in OSI which are of the same class as the Shares and which are not already owned by that person then any Option may be exercised within six months of the time when the person making the offer has obtained Control of OSI and any condition subject to which the offer is made has been satisfied. If a person obtains Control of OSI as contemplated by this Rule the Board shall as soon as practicable notify all Option Holders of that fact.

9.2	If the Company passes a resolution for voluntary winding up, any Option may be exercised within six months of the passing of the resolution.

9.3	For the purposes of this Rule 9 (other than Rule 9.5) a person shall be deemed to have obtained Control of OSI if he and others acting in concert with him have together obtained Control of it.

9.4	The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 11.

9.5	If as a result of the occurrence of either of the events specified in Rule 9.1 a company has obtained Control of OSI, OSI shall seek the agreement of the Acquiring Company and if such agreement is obtained any Option Holder may within the Appropriate Period with the agreement of the Acquiring

Company release all Options which he then holds in exchange for the grant to him of new options which:-
9.5.1	are in respect of shares in the Acquiring Company or some other company which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9;

9.5.2	carry the right to acquire such number of such shares as have on acquisition of the new options an aggregate Market Value equal to the aggregate Market Value at that time of the Shares subject to the Options;

9.5.3	have a total aggregate option price equal to the total amount which would have been payable in the event of the exercise of all Options held by him;

9.5.4	are exercisable in the same manner as the Options were exercisable in accordance with the provisions of the Scheme in effect immediately before the release of the Options; and

9.5.5	shall for all other purposes of the Scheme be treated as having been acquired at the time or respective times of acquisition of the Options which are released in exchange for the grant of the new options.
9.6	Where new options are granted pursuant to Rule 9.5 in relation to such new options, Rules 1.1 (definitions of “Auditors” and “Share”) 9, 10, 11, 14.5 and 14.6 shall be construed as if references to “OSI” were references to the company whose shares are subject to the new options and as if references to “Shares” were references to the shares subject to the new options.
10	Variation of Share Capital

In the event of any capitalisation issue, rights issue, consolidation, sub-division or reduction or other variation of share capital by OSI the number of Shares over which Options have been granted and the Acquisition Price for each of those Shares may, if the Board considers it appropriate, be adjusted in such manner as the Auditors confirm to be fair and reasonable provided that:-

10.1	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date;

10.2	no adjustment shall be made without the prior approval of the Board of Inland Revenue; and

10.3	following the adjustment the Shares continue to satisfy the conditions specified in paragraph 10 to 14 inclusive of Schedule 9.
The Company shall promptly after any adjustment has been made pursuant to this Rule give notice thereof to all Option Holders.
11	Manner of Exercise of Options
11.1	No Option may at any time be exercised by an Option Holder who is precluded by paragraph 8 or paragraph 26(3) of Schedule 9 from participating in the Scheme.

11.2	No Option may be exercised at any time when the shares which may thereby be acquired are not Shares as defined in Rule 1.1

11.3	An Option may only be exercised over the number of Shares which may be purchased with the sum obtained by way of repayment under the related Savings Contract.

11.4	An Option shall be exercised by the Option Holder giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) and the relevant Option Certificates and shall be effective on the date of its receipt by the Company.

11.5	Not later than thirty days after the date of exercise of any Option the Shares which then fall to be acquired by the Option Holder shall be issued or transferred to him and a definitive share certificate shall be issued to him in respect of such Shares. Shares issued as a result of the exercise of any Option shall rank pari passu with the other shares of the same class in issue at the date of issue, but shall not confer any right, dividends or other benefits or entitlements the right to which is determined by reference to a date preceding the date of issue.

11.6	All issues and transfers of Shares to be made pursuant to the Scheme shall be subject to the obtaining of all necessary statutory or other consents.

11.7	On exercise of any Option at a time when Shares in the Company are listed on Nasdaq OSI shall ensure that all Shares to be issued pursuant to the exercise of the Option shall be duly listed on Nasdaq.

11.8	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

11.9	For the purposes of Rules 11.3 and 11.4 above, any repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls more than one month after the date on which repayment is made.
12	Alteration of the Rules

The Board may at any time alter or add to all or any of the Rules in such manner and to such extent as the Board shall think fit, provided that:-
12.1	no alteration or addition shall materially and adversely affect the rights of an Option Holder as regards an Option granted prior to the alteration or addition being made;

12.2	while and so long as the Scheme is approved under Scheme 9, no alteration or addition shall have effect until approved by the Board of Inland Revenue.
13	Employment

The terms and conditions of the employment by any Participating Company of any Option Holder shall not be changed or affected in any way by his being the holder of any option under the Scheme, or by such rights as he may have to participate in the Scheme. In the event of termination of the employment by a Participating Company of any Option Holder he shall not be entitled to any compensation or damages in respect of any loss or diminution in the value of his rights under the Scheme which may occur as a result of such termination.
14	Administration
14.1	The Scheme shall be administered by the Board whose decision on all disputes and matters concerning the interpretation of the Rules shall be final.

14.2	The cost of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

14.3	The Board may establish a committee consisting of not less than three Board members to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

14.4	Any notice or other communication under or in connection with the Scheme may be given by the Company either personally or by post and to the Company either personally or by post to the Secretary; items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

14.5	The Company shall at all times either keep available sufficient authorised and unissued Shares to satisfy all Options which have neither lapsed nor have been fully exercised or procure that sufficient Shares are available for transfer to satisfy all such Options.

14.6	The Scheme, the Rules and all other documents relating to the Scheme shall be governed by and construed in accordance with English Law.

OSI Pharmaceuticals
Letter of Invitation to Apply for a Share Option
(Date)
Dear
OSI Pharmaceuticals Savings-Related Share Option Scheme (“the Scheme”)
You are invited to apply for an option to acquire common shares in OSI Pharmaceuticals, Inc under the terms of the Scheme. The acquisition price payable per share on exercise of the option will be ( ). The maximum number of shares over which options may be granted on this occasion will be (     ).
You will find with this letter a booklet entitled “Sharesave” which contains a description of the Scheme and an application form.
If you wish to apply for an option you must enter into a SAYE contract with [      ]. This will require you to make monthly savings contributions over a period of three years. Your monthly contributions will be deducted from your salary. Your monthly contribution must be not less than £5 [and must not be greater than [£250]. In addition,] [and] the total aggregate amount which you can contribute monthly to SAYE contract must not exceed [£250]. The application form authorises your employer to deduct your monthly savings from your pay.
The number of shares over which you will have an option will be determined by reference to:-
(a)	the amount you save; and

(b)	the exercise price.
By completing the application form we will be able to determine the number of common shares over which you will be granted an option.
If we received applications for options over more shares than are available your application will be scaled down by reducing your monthly contribution or any additional method deemed necessary (of which you will be notified).
Any shares acquired by you under the Scheme will be subject to the Certificate of Incorporation and By-laws of the Company.
If you wish to accept this invitation please complete and sign the application form and return it to ( ) as soon as possible but no later than 14 days after the date of this letter. Any application received after this date will NOT be accepted.

OSI Pharmaceuticals
Savings-Related Share Option Scheme (“the Scheme”)
Form of Application for Option
The Directors
Dear Sirs
With reference to the Letter of Invitation to Apply for a Share Option (“the Invitation”) dated [ ], I, being an Eligible Employee (as defined in the Rules of the Scheme) (“the Rules”), hereby apply for an Option to acquire that whole number of common shares which may be purchased at the acquisition price specified in the Invitation using the amount of the expected repayment under the SAYE contract at the Bonus Date.
This application is made on the basis that my Option will be exercisable on the Bonus Date on which the repayment under the SAYE contract will be received, which will be the 3rd anniversary of the commencement of the SAYE contract. I certify that my total monthly contributions under the SAYE contract will not exceed the maximum monthly savings contribution shown in the Invitation, and that the total aggregate monthly amount of my contributions to all SAYE contracts will not exceed [£250].
I wish to save £[ ] each month.
(This amount must be a multiple of £1 and not less than £5 and not more than the maximum specified in the Invitation).
I authorise you to make the necessary arrangements for my monthly contributions to be deducted from my pay and contributed to my SAYE contract until 36 monthly contributions have been made.
I understand that if the total number of shares applied for by all Eligible Employees exceeds the total number of shares which are available under the Scheme at this time, the number of shares for which I have applied may be scaled down and my SAYE contract amended accordingly.
I enclose with this application a duly completed, signed and dated SAYE contract application form.
I agree to be bound by the Rules of the Scheme.

Signature	Date
Full Name

Home Address

Note:	To be valid this Application accompanied by an SAYE Contract Application Form, both duly completed, must be in the hands of the Company not later than close of business on the 14th day after the date of the Invitation.

Certificate No
OSI PHARMACEUTICALS
SAVINGS-RELATED SHARE OPTION SCHEME
OPTION CERTIFICATE
THIS IS TO CERTIFY that the person named in this Certificate is the holder of an Option to acquire at the Acquisition Price stated below the number of common shares of £1 each in the capital of OSI Pharmaceuticals, Inc (“OSI”) specified below, subject to the Rules of the OSI Pharmaceuticals Savings-Related Share Option Scheme adopted by OSI on [          ] (“the Scheme”).
Number of commons shares of
OSI subject to the foregoing Option
Acquistion Price

Subscribed for and on behalf of [ ] by A Director of [ ] at on the day of before

Witness

Address

Occupation

(Date)
NOTES:
1	Except otherwise expressly provided in the Rules of the Scheme, the above-mentioned Option is exercisable at any time within the 6 months after [ ] but will expire in respect of any shares which have not then been taken up, or on the Option holder ceasing to be employed by a company participating in the Scheme.

2	If the Option is to be exercised the Notice of Exercise on the reverse of this Certificate should be duly completed and signed and sent to the Company Secretary accompanied by payment of the full amount of the Acquisition Price payable on the exercise of the Option.

3	The Option is not transferable. Any purported transfer or assignation of the Option shall result in it lapsing automatically.

NOTICE OF EXERCISE OF OPTION
(SAYE SCHEME)
The Directors,
Dear Sirs
I, [                    ], being
*	the Option Holder

*	the executor/legal personal representative of the Option Holder named in the Certificate overleaf (“the Certificate”) hereby exercise the Option contained in the Certificate in respect of

*	all

*	of
the common shares specified in the Certificate.
I accordingly hereby request you to issue or procure the transfer to me of the number of common shares specified above, subject to the Certificate of Incorporation and By-laws. I enclose my cheque for £       being the cost of those shares at the Acquisition Price specified in the Certificate.
I request you to send to me
*	at the address appearing in the Certificate

*	at the following address

at my risk a definitive certificate for the number of common shares in respect of which the Option is hereby exercised.

(Signed)

(Date)

(Full Name)

*	Delete whichever alternative is not applicable

On completion this Notice should be sent to:-
The Company Secretary
[                            ]
Notes:
1	If you are exercising your Option in part only, your Option will lapse in respect of any shares over which you do not now exercise your Option.

2	If this Notice is completed by the executor or legal personal representative of the Option Holder named in the Certificate, it must be accompanied by evidence of the appointment of such executor or representative.